CERTIFICATE OF DESIGNATIONS, PREFERENCES
AND RIGHTS OF SERIES B CONVERTIBLE PREFERRED STOCK
OF
EON COMMUNICATIONS CORPORATION

eOn Communications Corporation (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Certificate of Incorporation, as amended, of the Company, and pursuant to the provisions of the DGCL, the Board of Directors of the Company adopted resolutions (i) designating a series of the Company's previously authorized preferred stock, par value $0.001 per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of two thousand seven hundred fifty (2,750) shares of Series B Convertible Preferred Stock of the Company, as follows:

RESOLVED, that the Company is authorized to issue two thousand seven hundred fifty (2,750) shares of Series B Convertible Preferred Stock, par value $0.001 per share (the "Preferred Shares"), which shall have the following powers, designations, preferences and other special rights:

(1)   Dividends. Subject to Section 14, the holders of the Preferred Shares (each, a "Holder" and collectively, the "Holders"), as a class, shall not be entitled to receive dividends ("Dividends").

(2)   Conversion of Preferred Shares. On or after the Initial Convertibility Date, Preferred Shares shall be convertible into shares of the Company's Common Stock, par value $0.005 per share (the "Common Stock"), on the terms and conditions set forth in this Section 2.

(a)   Holder's Conversion Right. Subject to the provisions of Section 2(f), at any time or times on or after the Initial Convertibility Date, any Holder shall be entitled to convert any whole number of Preferred Shares into fully paid and nonassessable shares of Common Stock in accordance with Section 2(c) at the Conversion Rate (as defined below).

(b)   Conversion. The number of shares of Common Stock issuable upon conversion of each Preferred Share pursuant to Section 2(a) shall be determined according to the following formula (the "Conversion Rate"):

Conversion Amount
Conversion Price

No fractional shares of Common Stock are to be issued upon the conversion of any Preferred Share, but rather the number of shares of Common Stock to be issued in the aggregate upon any conversion shall be rounded up to the nearest whole number.

(c)   Mechanics of Conversion. The conversion of Preferred Shares shall be conducted in the following manner:

(i)     Holder's Delivery Requirements. To convert Preferred Shares into shares of Common Stock on any date (a "Conversion Date"), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York City Time, on such date, a copy of a properly completed notice of conversion executed by the registered Holder of the Preferred Shares subject to such conversion in the form attached hereto as Exhibit I (the "Conversion Notice") to the Company and the Company's designated transfer agent (the "Transfer Agent") and (B) if required by Section 2(d)(viii), surrender to a common carrier for delivery to the Company as soon as practicable following such date the original certificates representing the Preferred Shares being converted (or compliance with the procedures set forth in Section 14) (the "Preferred Stock Certificates").

(ii)    Company's Response. Upon receipt by the Company of copy of a duly completed Conversion Notice, the Company shall (I) as soon as practicable, but in any event within one (1) Trading Day, send, via facsimile, a notice of any dispute pursuant to Section 2(c)(iii) below or a confirmation of receipt of such Conversion Notice to such Holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and (II) on or before the third (3rd) Trading Day following the date of receipt by the Company of such Conversion Notice (the "Share Delivery Date"), (1) provided the Transfer Agent is participating in The Depository Trust Company ("DTC") Fast Automated Securities Transfer Program and the Conversion Shares are subject to an effective resale registration statement in favor of the Holder or, if converted at a time when Rule 144 would be available for immediate resale of the Conversion Shares by such Holder, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder's or its designee's balance account with DTC through its Deposit/Withdrawal At Custodian system, or (2) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program or the Conversion Shares are not subject to an effective resale registration statement in favor of such Holder and Rule 144 is not available for immediate resale of the Conversion Shares by such Holder, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. If the number of Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion, as may be required pursuant to Section 2(c)(vii), is greater than the number of Preferred Shares being converted, then the Company shall, as soon as practicable and in no event later than three (3) Business Days after receipt of the Preferred Stock Certificate(s) (the "Preferred Stock Delivery Date") and at its own expense, issue and deliver to the Holder a new Preferred Stock Certificate representing the number of Preferred Shares not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(iii)     Dispute Resolution. In the case of a dispute as to the determination of the Closing Sale Price, Closing Bid Price, Weighted Average Price or the arithmetic calculation of the Conversion Rate, the Company shall instruct the Transfer Agent to issue to the Holder the number of shares of Common Stock that is not disputed and shall transmit an explanation of the disputed determinations or arithmetic calculations to the Holder via facsimile within one (1) Business Day of receipt of such Holder's Conversion Notice or other date of determination. If such Holder and the Company are unable to agree upon the determination of the Closing Sale Price, Closing Bid Price or Weighted Average Price or arithmetic calculation of the Conversion Rate within two (2) Business Days of such disputed determination or arithmetic calculation being transmitted to the Holder, then the Company shall within one (1) Business Day after approval of the investment bank or outside accountant by the Required Holders submit via facsimile the disputed determination of the Closing Sale Price, Closing Bid Price or Weighted Average Price, as applicable, or the disputed arithmetic calculation of the Conversion Rate to an independent, reputable investment bank selected by the Company and approved by the Required Holders or to the Company's independent, outside accountant. The Company shall cause, at the Company's expense, the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holders of the results no later than two (2) Business Days from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent manifest error.

(iv)     Record Holder. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(v)     Company's Failure to Timely Convert.

(A)     Cash Damages. If (x) within three (3) Trading Days after the Company's receipt of the facsimile copy of a duly completed Conversion Notice the Company shall fail to credit a Holder's balance account with DTC, if the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program and the Conversion Shares are eligible for immediate resale by such Holder, or issue and deliver a certificate to such Holder, if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, in each case for the number of shares of Common Stock to which such Holder is entitled upon such Holder's conversion of Preferred Shares (subject to the resolution of any bona fide dispute pursuant to Section 2(c)(iii) above solely as to any disputed shares) or (y) within three (3) Trading Days of the Company's receipt of a Preferred Stock Certificate the Company shall fail to issue and deliver a new Preferred Stock Certificate representing the number of Preferred Shares to which such Holder is entitled pursuant to Section 2(c)(ii), then in addition to all other available remedies which such holder may pursue hereunder and under the Securities Purchase Agreement (including indemnification pursuant to Section 9(k) thereof), the Company shall pay additional damages to such Holder for each day after the Share Delivery Date that such conversion is not timely effected in an amount equal to one and one half percent (1.5%) of the product of (I) the sum of the number of shares of Common Stock not issued to the Holder on or prior to the Share Delivery Date and to which such Holder is entitled as set forth in the applicable Conversion Notice and the terms of this Certificate of Designations and (II) the Closing Sale Price of the Common Stock on the Share Delivery Date, in the case of the failure to deliver Common Stock. If the Company fails to pay the additional damages set forth in this Section 2(c)(v)(A) within five (5) Trading Days of the date incurred, then the Holder entitled to such payments shall have the right at any time, so long as the Company continues to fail to make such payments, to require the Company, upon written notice, to immediately issue, in lieu of such cash damages, the number of shares of Common Stock equal to the quotient of (X) the aggregate amount of the damages payments described herein divided by (Y) the Conversion Price in effect on such Conversion Date as specified by the Holder in the Conversion Notice. In addition to the foregoing, if on the Share Delivery Date the Company shall fail to issue and deliver a certificate to a Holder, if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, or credit such Holder's balance account with DTC, if the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program and the Conversion Shares are eligible for immediate resale by such Holder, in each case for the number of shares of Common Stock to which such Holder is entitled upon such Holder's conversion or the Company's Conversion, as applicable, of Preferred Shares, and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the shares of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company (a "Buy-In"), then the Company shall, within three (3) Trading Days after the Holder's request and in the Holder's discretion, either (i) pay cash to the Holder in an amount equal to the Holder's total purchase price (including brokerage commissions and out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the "Buy-In Price"), at which point the Company's obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Sale Price on the Conversion Date. Nothing herein shall limit a Holder's right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company's failure to timely deliver certificates representing shares of Common Stock upon conversion of the Preferred Shares as required pursuant to the terms hereof.

(B)    Void Conversion Notice; Adjustment of Conversion Price. If for any reason a Holder has not received all of the shares of Common Stock to which such Holder is entitled prior to the fifth (5th) Trading Day after the Share Delivery Date with respect to a conversion of Preferred Shares, then the Holder, upon written notice to the Company, with a copy to the Transfer Agent, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any Preferred Shares that have not been converted pursuant to such Holder's Conversion Notice; provided that the voiding of a Holder's Conversion Notice shall not affect the Company's obligations to make any payments which have accrued prior to the date of such notice pursuant to Section 2(c)(v)(A) or otherwise.

(C)     Conversion Failure. If for any reason a Holder has not received all of the shares of Common Stock to which such Holder is entitled prior to the tenth (10th) Trading Day after the Share Delivery Date with respect to a conversion of Preferred Shares, subject to the resolution of any bona fide dispute pursuant to Section 2(c)(iii) above, then the Holder, upon written notice to the Company, may require that the Company redeem all Preferred Shares held by such Holder, including the Preferred Shares previously submitted for conversion and with respect to which the Company has not delivered shares of Common Stock, in accordance with Section 3.

(vi)     Pro Rata Conversion; Disputes. In the event the Company receives a Conversion Notice from more than one Holder for the same Conversion Date and the Company can convert some, but not all, of such Preferred Shares, the Company shall convert from each Holder electing to have Preferred Shares converted at such time a pro rata amount of such Holder's Preferred Shares submitted for conversion based on the number of Preferred Shares submitted for conversion on such date by such Holder relative to the number of Preferred Shares submitted for conversion on such date. In the event of a dispute as to the number of shares of Common Stock issuable to a Holder in connection with a conversion of Preferred Shares, the Company shall issue to such Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 2(c)(iii).

(vii)    Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of Preferred Shares in accordance with the terms hereof, the Holder thereof shall not be required to physically surrender the certificate representing the Preferred Shares to the Company unless (A) the full or remaining number of Preferred Shares represented by the certificate are being converted or (B) a Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of Preferred Shares upon physical surrender of any Preferred Shares. The Holder and the Company shall maintain records showing the number of Preferred Shares so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of the certificate representing the Preferred Shares upon each such conversion. In the event of any dispute or discrepancy, such records of the Company establishing the number of Preferred Shares to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if Preferred Shares represented by a certificate are converted as aforesaid, a Holder may not transfer the certificate representing the Preferred Shares unless such Holder first physically surrenders the certificate representing the Preferred Shares to the Company, whereupon the Company will forthwith issue and deliver upon the order of such Holder a new certificate of like tenor, registered as such Holder may request, representing in the aggregate the remaining number of Preferred Shares represented by such certificate. A Holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Preferred Shares, the number of Preferred Shares represented by such certificate may be less than the number of Preferred Shares stated on the face thereof. Each certificate for Preferred Shares shall bear the following legend:

ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY'S CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 2(c)(vii) THEREOF. THE NUMBER OF PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF PREFERRED SHARES STATED ON THE FACE HEREOF PURSUANT TO SECTION 2(c)(vii) OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE.

(d)    Adjustments to Conversion Price. The Conversion Price will be subject to adjustment from time to time as provided in this Section 2(d).

(i)    Adjustment of Conversion Price upon Issuance of Common Stock. If and whenever on or after the Subscription Date, the Company issues or sells, or in accordance with this Section 2(d)(i) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding any Excluded Securities) for a consideration per share (the "New Issuance Price") less than a price (the "Applicable Price") equal to the Conversion Price in effect immediately prior to such issuance or sale (a "Dilutive Issuance"), then immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price. For purposes of determining the adjusted Conversion Price under this Section 2(d)(i), the following shall be applicable:

(A)  Issuance of Options. If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then each such share of Common Stock underlying such Option shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 2(d)(i)(A), the "lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion or exchange or exercise of any Convertible Security issuable upon exercise of such Option less any consideration paid or payable by the Company to the Holder thereof with respect to such one share of Common Stock upon the granting or sale of such Option, upon exercise of such Option and upon conversion exercise or exchange of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange or exercise of such Convertible Securities.

(B)  Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise thereof is less than the Applicable Price, then each such share of Common Stock underlying such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 2(d)(i)(B), the "lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange or exercise of such Convertible Security less any consideration paid or payable by the Company to the Holder thereof with respect to such one share of Common Stock upon the issuance or sale of such Convertible Security and upon conversion, exercise or exchange of such Convertible Security. No further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock upon conversion or exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or are to be made pursuant to other provisions of this Section 2(d)(i), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(C)    Change in Option Price or Rate of Conversion. If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 2(d)(i)(C), if the terms of any Option or Convertible Security that was outstanding as of the Subscription Date are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. For clarity, adjustments to the purchase price or exercise price of Options already provided for in the terms of such outstanding Options or adjustments to the rate at which Convertible Securities are convertible into or exchangeable or exercisable for Common Stock already provided for in the terms of such outstanding Convertible Securities (or assumed by the Company in the Reverse Merger) shall not result in the deemed issuance of Common Stock as of the date of such adjustment, if any. No adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(D)    Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction, (x) the Options will be deemed to have been issued for the Option Value and (y) the other securities issued or sold in such integrated transaction shall be deemed to have been issued for the difference of (I) the aggregate consideration received by the Company less any consideration paid or payable by the Company pursuant to the terms of such other securities of the Company, less (II) the Option Value. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received or receivable therefor will be deemed to be the gross purchase price paid by the purchaser therefor. If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company will be the Closing Sale Price of such securities on the date of receipt of such securities. The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the Required Holders. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the "Valuation Event"), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Required Holders. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the party whose calculation is farther from the determination or calculation of the appraiser.

(E)    Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (I) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (II) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(ii) Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Company at any time after the Subscription Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time after the Subscription Date combines (by combination, reverse stock split, including, without limitation, the Reverse Split, or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(iii) Other Events. If any event occurs of the type contemplated by the provisions of this Section 2(d) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company's Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holders; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 2(d).

(iv) Voluntary Adjustment By Company. Subject to compliance with any applicable listing rules of the Principal Market, the Company may at any time reduce the then current Conversion Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Company.

(e)   Notices.

(i) Immediately upon any adjustment of the Conversion Price pursuant to Section 2(d), the Company will give written notice thereof to each Holder, setting forth in reasonable detail, and certifying, the calculation of such adjustment. In the case of a dispute as to the determination of such adjustment, then such dispute shall be resolved in accordance with the procedures set forth in Section 2(c)(iii).

(ii) The Company will give written notice to each Holder at least ten (10) Business Days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Fundamental Transaction or Liquidation Event, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such Holder.

(iii) The Company will also give written notice to each Holder at least ten (10) Business Days prior to the date on which any Fundamental Transaction or Liquidation Event will take place, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such Holder.

(f)   Automatic Conversion. On and after the Initial Convertibility Date, each share of Preferred Stock shall automatically be converted into shares of Common Stock (an "Automatic Conversion"), based on the then-effective applicable Conversion Price (A) five (5) Trading Days following the affirmative election of the Required Holders, or (B) provided that there is no Equity Conditions Failure, five (5) Trading Days following (I) the closing of an underwritten public offering on a firm commitment basis with a nationally recognized underwriter of Common Stock of the Company pursuant to an effective registration statement under the Securities Act, with an anticipated aggregate offering price to the public of not less than $20,000,000 (before deduction of underwriters commissions, fees and expenses) at a price per share that equals or exceeds $1.61 (as adjusted for any stock dividend, stock split, reverse stock split, stock combination, reclassification or similar transaction after the Subscription Date), as determined on the applicable date of determination, that results in the listing of Common Stock of the Company on a national securities exchange and (II) the redemption in full of those certain senior secured notes issued by Inventergy, Inc., a Delaware corporation, on May 10, 2013. Upon the occurrence of either of the events specified in this Section 2(f), all of the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or the Transfer Agent; provided, however, that to the extent that an Automatic Conversion would result in a Holder and its other Attribution Parties exceeding the Maximum Percentage (as defined in Section 9(i)), if applicable, then such Holder's Series B Preferred Stock shall not be automatically converted into Common Stock (and such Holder's shares of Series B Preferred Stock shall remain outstanding and benefit from all preferences and rights set forth in this Certificate of Designations (except that the provisions set forth in Sections 4 and 12 shall immediately terminate and be of no further force and effect) to such extent (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Automatic Conversion (and beneficial ownership) to such extent) and the shares of Common Stock issuable upon the automatic conversion of Series B Preferred Stock to such extent shall be held in abeyance for such Holder until such time or times as conversion of such Series B Preferred Stock would not result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, at which time or times such Holder shall be issued such shares of Common Stock (and any shares of Common Stock granted or issued with respect to the shares of Common Stock issuable upon conversion of Series B Preferred Stock to be held similarly in abeyance) to the same extent as if there had been no such limitation; provided, further, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Company or the Transfer Agent as provided below, or the Holder provides evidence that such certificates have been lost, stolen or destroyed in accordance with Section 16. Upon the occurrence of such Automatic Conversion of the Preferred Stock, the holders of Preferred Stock shall surrender the certificates representing such shares at the office of the Company or any Transfer Agent for the Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such Automatic Conversion occurred.

(3)   Redemption at Option of Holders.

(a)   Holder Optional Redemption. In addition to all other rights of the Holders contained herein, in the event (i) the Company has not entered into definitive documentation on terms and conditions reasonably acceptable to the Required Holders providing for the consummation of the Reverse Merger on or before the date that is two (2) months after the Issuance Date, (ii) the Company amends the definitive documentation with respect to the Reverse Merger without the consent of the Required Holders, which consent shall not be unreasonably withheld, (iii) the Reverse Merger has not been consummated in accordance with the definitive documentation with respect to the Reverse Merger by the date that is six (6) months following the Issuance Date, (iv) the Reverse Split has not occurred by the date that is five (5) months following the Issuance Date or (v) the Company has not obtained the approval of its stockholders as required by the applicable rules of the Principal Market for issuances of Common Stock in excess of the Exchange Cap by the date that is five (5) months following the Issuance Date, each Holder shall have the right, at such Holder's option (each, a "Holder Optional Redemption Triggering Event"), to require the Company to redeem (a "Holder Optional Redemption") all or a portion of such Holder's Preferred Shares at a price per Preferred Share equal to 100% of the Conversion Amount (the "Holder Optional Redemption Triggering Event Redemption Price").

(b)   Mechanics of Redemption at Option of Buyer. Within two (2) Business Days after the occurrence of any Holder Optional Redemption Triggering Event, the Company shall deliver written notice thereof via facsimile and overnight courier ("Notice of Holder Optional Redemption Triggering Event") to each Holder. At any time after the earlier of a Holder's receipt of a Notice of Holder Optional Redemption Triggering Event and such Holder becoming aware of a Holder Optional Redemption Triggering Event, but in no event later than thirty (30) days after such Holder's receipt of a Notice of Holder Optional Redemption Triggering Event, any Holder of Preferred Shares then outstanding may require the Company to redeem up to all of such Holder's Preferred Shares by delivering written notice thereof via facsimile and overnight courier ("Notice of Redemption at Option of Holder") to the Company, which Notice of Redemption at Option of Holder shall indicate the number of Preferred Shares that such Holder is electing to redeem.

(c)   Payment of Redemption Price. Upon the Company's receipt of a Notice(s) of Redemption at Option of Holder from any Holder, the Company shall within one (1) Business Day of such receipt notify each other Holder by facsimile of the Company's receipt of such notice(s). The Company shall deliver on the fifth (5th) Business Day after the Company's receipt of the first Notice of Redemption at Option of Holder (the "Holder Optional Redemption Triggering Event Redemption Date") by wire transfer of immediately available funds, an amount in cash equal to the applicable Holder Optional Redemption Triggering Event Redemption Price to all Holders that deliver a Notice of Redemption at Option of Holder prior to the fifth (5th) Business Day after the Company's receipt of the first Notice of Redemption at Option of Holder, to the extent not paid by means of the Holder drawing on its Letter of Credit (as defined in the Securities Purchase Agreement). To the extent redemptions required by this Section 3 are deemed or determined by a court of competent jurisdiction to be prepayments of the Preferred Shares by the Company, such redemptions shall be deemed to be voluntary prepayments. If the Company is unable to redeem all of the Preferred Shares submitted for redemption, the Company shall redeem a pro rata amount from each Holder based on the number of Preferred Shares submitted for redemption by such Holder relative to the total number of Preferred Shares submitted for redemption by all Holders. The Holders and Company agree that in the event of the Company's redemption of any Preferred Shares under this Section 3, the Holders' damages would be uncertain and difficult to estimate because of the parties' inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holders. Accordingly, any redemption premium due under this Section 3 is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holders' actual loss of its investment opportunity and not as a penalty.

(4)   Change of Control. No sooner than thirty (30) days nor later than five (5) days prior to the consummation of a Change of Control or a Non-Public Fundamental Transaction, but not prior to the public announcement of such Change of Control or Non-Public Fundamental Transaction, as applicable, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holders (a "Change of Control Notice") setting forth a description of such transaction in reasonable detail and the anticipated Change of Control Redemption Date if then known. At any time during the period (the "Change of Control Period") beginning after a Holder's receipt of a Change of Control Notice and ending on the date that is twenty (20) Trading Days after the consummation of such Change of Control or Non-Public Fundamental Transaction, as applicable, such Holder may require the Company to redeem (a "Change of Control Redemption") all or any portion of such Holder's Preferred Shares by delivering written notice thereof ("Change of Control Redemption Notice") to the Company, which Change of Control Redemption Notice shall indicate the Conversion Amount the Holder is electing to redeem. Any Preferred Shares subject to redemption pursuant to this Section 4 shall be redeemed by the Company in cash at a price equal to the greater of (i) 125% of the Conversion Amount being redeemed and (ii) the product of (A) the Conversion Amount being redeemed and (B) the quotient determined by dividing (1) the greatest Closing Sale Price of the Common Stock during the period commencing as of the Trading Day immediately prior to the public announcement of such proposed Change of Control or Non-Public Fundamental Transaction, as applicable, and ending as of the Trading Day immediately prior to the consummation of such Change of Control or Non-Public Fundamental Transaction, as applicable , by (2) the Conversion Price (the "Change of Control Redemption Price"). The Company shall make payment of the Change of Control Redemption Price concurrently with the consummation of such Change of Control or Non-Public Fundamental Transaction, as applicable, if such a Change of Control Redemption Notice is received prior to the consummation of such Change of Control or Non-Public Fundamental Transaction, as applicable, and within five (5) Trading Days after the Company's receipt of such notice otherwise (the "Change of Control Redemption Date"), to the extent not paid by means of the Holder drawing on its Letter of Credit. To the extent redemptions required by this Section 4 are deemed or determined by a court of competent jurisdiction to be prepayments of the Preferred Shares by the Company, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 4, until the Change of Control Redemption Price (together with any interest thereon) is paid in full, the Conversion Amount submitted for redemption under this Section 4 may be converted, in whole or in part, by the Holder into shares of Common Stock, or in the event the Conversion Date is after the consummation of the Change of Control, shares or equity interests of the Successor Entity substantially equivalent to the Company's Common Stock pursuant to Section 2(c). The parties hereto agree that in the event of the Company's redemption of any portion of the Preferred Shares under this Section 4, the Holder's damages would be uncertain and difficult to estimate because of the parties' inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any redemption premium due under this Section 4 is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder's actual loss of its investment opportunity and not as a penalty. In the event that the Company does not pay the Change of Control Redemption Price on the Change of Control Redemption Date, then the Holder shall have the right to void the redemption pursuant to Section 5(a).

(5)   Redemptions.

(a)   Void Redemption. In the event that the Company does not pay a Redemption Price within the applicable time period and the applicable Letter of Credit is not drawn, at any time thereafter and until the Company pays such unpaid applicable Redemption Price in full (whether by payment by the Company or such Holder being paid by means of such Holder drawing on its Letter of Credit, or a combination thereof) a Holder shall have the option to, in lieu of redemption, require the Company to promptly return to such Holder any or all of the Preferred Shares that were submitted for redemption by such Holder and for which the applicable Redemption Price has not been paid, by sending written notice thereof to the Company via facsimile (the "Void Optional Redemption Notice"). Upon the Company's receipt of such Void Optional Redemption Notice, (i) the Redemption Notice of Holder shall be null and void with respect to those Preferred Shares subject to the Void Optional Redemption Notice and (ii) the Company shall immediately return any Preferred Shares subject to the Void Optional Redemption Notice.

(b)   Disputes; Miscellaneous. In the event of a dispute as to the determination of the arithmetic calculation of any Redemption Price, such dispute shall be resolved pursuant to Section 2(c)(iii) above with the term "Redemption Price" being substituted for the term "Conversion Rate". A Holder's delivery of a Void Optional Redemption Notice and exercise of its rights following such notice shall not affect the Company's obligations to make any payments which have accrued prior to the date of such notice. In the event of a redemption pursuant to this Certificate of Designations of less than all of the Preferred Shares represented by a particular Preferred Stock Certificate, the Company shall promptly cause to be issued and delivered to the Holder of such Preferred Shares a Preferred Stock Certificate representing the remaining Preferred Shares which have not been redeemed, if necessary.

(6)   Company Optional Redemption. In the event of any Holder Optional Redemption Triggering Event and after thirty (30) days have elapsed since such Holder Optional Redemption Triggering Event (the "Company Optional Redemption Date"), the Company may redeem all, but not less than all, of the outstanding Preferred Shares (a "Company Optional Redemption") at any time upon not less than ten (10) days prior written notice to each Holder (the "Company Optional Redemption Deadline"). Such Preferred Shares shall be redeemed by providing written notice via facsimile and overnight courier to the Holders (the "Notice of Company Redemption") on or prior to the Company Optional Redemption Deadline and shall be redeemed at a redemption price equal to the Stated Value of the Preferred Shares. The Company shall deliver to Holders owning outstanding Preferred Shares to be redeemed by the Company by wire transfer of immediately available funds an amount in cash equal to the Stated Value of the Preferred Shares being redeemed no later than five (5) days after providing the Notice of Company Redemption. If the Company elects to cause a Company Optional Redemption pursuant to Section 6(a), then it must simultaneously take the same action in the same proportion with respect to all the outstanding Preferred Shares.

(7)   Other Rights of Holders.

(a)   Assumption. The Company shall not enter into or be party to a Fundamental Transaction (other than the Reverse Merger) unless the Successor Entity assumes in writing all of the obligations of the Company under this Certificate of Designations and the other Transaction Documents (as defined in the Securities Purchase Agreement) in accordance with the provisions of this Section 7 pursuant to written agreements in form and substance reasonably satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each Holder of Preferred Shares in exchange for such Preferred Shares a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Certificate of Designations including, without limitation, having a stated value equal to the Stated Value of the Preferred Shares held by such Holder and having similar ranking to the Preferred Shares, and reasonably satisfactory to the Required Holders. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designations referring to the "Company" shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Certificate of Designations with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of the Fundamental Transaction with a Successor Entity whose stock is publicly traded, such Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion of the Preferred Shares at any time after the consummation of the Fundamental Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property) issuable upon the conversion of the Preferred Shares prior to such Fundamental Transaction (without regard to any limitations on the conversion of the Preferred Shares, including without limitation, the Maximum Percentage), such shares of publicly traded common stock (or their equivalent) of the Successor Entity, as adjusted in accordance with the provisions of this Certificate of Designations, which the Holder would have been entitled to receive had such Holder converted the Preferred Shares in full (without regard to any limitations on conversion, including without limitation, the Maximum Percentage) immediately prior to such Fundamental Transaction (provided, however, to the extent that a Holder's right to receive any such shares of publicly traded common stock (or their equivalent) of the Successor Entity would result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, if applicable, then such Holder shall not be entitled to receive such shares to such extent (and shall not be entitled to beneficial ownership of such shares of publicly traded common stock (or their equivalent) of the Successor Entity as a result of such consideration to such extent) and the portion of such shares shall be held in abeyance for such Holder until such time or times, as its right thereto would not result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, at which time or times such Holder shall be delivered such shares to the extent as if there had been no such limitation). Provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Required Holders. In addition to and not in substitution for any other rights hereunder, prior to the occurrence or consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities, cash, assets or other property with respect to or in exchange for shares of Common Stock (a "Corporate Event"), the Company shall make appropriate provision to ensure that, and any applicable Successor Entity or Successor Entities shall ensure that, and it shall be a required condition to the occurrence or consummation of such Corporate Event that, if so elected by a Holder on or prior to the occurrence or consummation of such Corporate Event, such Holder will have the right to receive upon surrender of such Holder's Preferred Shares upon the occurrence or consummation of the Corporate Event, in lieu of the shares of Common Stock (or other securities, cash, assets or other property) such Holder is entitled to receive upon the conversion of such Holder's Preferred Shares prior to such Corporate Event (but not in lieu of such items still issuable under Sections 7(b) and 14, which shall continue to be receivable on the Common Stock or on such shares of stock, securities, cash, assets or any other property otherwise receivable with respect to or in exchange for shares of Common Stock), such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights and any shares of Common Stock) which the Holder would have been entitled to receive upon the occurrence or consummation of such Corporate Event or the record, eligibility or other determination date for the event resulting in such Corporate Event, had such Holder's Preferred Shares been converted immediately prior to such Corporate Event or the record, eligibility or other determination date for the event resulting in such Corporate Event (without regard to any limitations on conversion, including without limitation, the Maximum Percentage) (provided, however, to the extent that a Holder's right to receive any such shares of publicly traded common stock (or their equivalent) of the Successor Entity would result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, if applicable, then such Holder shall not be entitled to receive such shares to such extent (and shall not be entitled to beneficial ownership of such shares of publicly traded common stock (or their equivalent) of the Successor Entity as a result of such consideration to such extent) and the portion of such shares shall be held in abeyance for such Holder until such time or times, as its right thereto would not result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, at which time or times such Holder shall be delivered such shares to the extent as if there had been no such limitation). Provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Required Holders. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of Preferred Shares.

(b)   Purchase Rights. If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "Purchase Rights"), then the Holders will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Preferred Shares (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that to the extent that a Holder's right to participate in any such Purchase Right would result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, if applicable, then such Holder shall not be entitled to participate in such Purchase Right to such extent (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Purchase Right (and beneficial ownership) to such extent) and such Purchase Right to such extent shall be held in abeyance for such Holder until such time or times as its right thereto would not result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, at which time or times such Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right to be held similarly in abeyance) to the same extent as if there had been no such limitation).

(8)                Reservation of Shares.

(a)          The Company shall have sufficient authorized and unissued shares of Common Stock for each of the Preferred Shares equal to 130% of the number of shares of Common Stock necessary to effect the conversion at the Conversion Rate (without regard to any limitations or restrictions herein on any such conversion) with respect to the Conversion Amount of each such Preferred Share as of the Issuance Date. The Company shall, so long as any of the Preferred Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversions of the Preferred Shares, such number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Preferred Shares then outstanding; provided that at no time shall the number of shares of Common Stock so reserved be less than 130% of the number of shares of Common Stock for which the Preferred Shares are at any time convertible (without regard to any limitations or restrictions on conversions) (the "Required Reserve Amount"). The initial number of shares of Common Stock reserved for conversions of the Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the Holders based on the number of Preferred Shares held by each Holder at the time of issuance of the Preferred Shares or increase in the number of reserved shares, as the case may be (the "Authorized Share Allocation"). In the event a Holder shall sell or otherwise transfer any of such Holder's Preferred Shares, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Preferred Shares (other than pursuant to a transfer of Preferred Shares in accordance with the immediately preceding sentence) shall be allocated to the remaining Holders of Preferred Shares, pro rata based on the number of Preferred Shares then held by such Holders.

(b)          Insufficient Authorized Shares. If at any time while any of the Preferred Shares remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Preferred Shares at least a number of shares of Common Stock equal to the Required Reserve Amount (an "Authorized Share Failure"), then the Company shall immediately take all action necessary to increase the Company's authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Preferred Shares then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than seventy-five (75) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its reasonable best efforts to solicit its stockholders' approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal. Notwithstanding the foregoing, if at such time of an Authorized Share Failure, the Company is able, consistent with its Certificate of Incorporation and Bylaws as then in effect, to obtain the written consent of a majority of the shares of its issued and outstanding Common Stock to approve the increase in the number of authorized shares of Common Stock, the Company may satisfy this obligation by obtaining such consent and submitting for filing with the SEC an Information Statement on Schedule 14C.

(9)   Limitations on Conversion.

(i) Beneficial Ownership Limitation on Conversions. The Company shall not effect the conversion of any portion of the Preferred Shares, and no Holder shall have the right to convert any portion of the Preferred Shares, to the extent that after giving effect to such conversion, the beneficial owner of such shares (together with such Person's Affiliates) would have acquired, through conversion of Preferred Shares or otherwise, beneficial ownership of a number of shares of Common Stock that exceeds 4.99% (the "Maximum Percentage") of the shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentences, the aggregate number of shares of Common Stock beneficially owned by a Holder and the other Attribution Parties shall include the number of shares of Common Stock held by such Holder and all of its other Attribution Parties plus the number of shares of Common Stock issuable upon conversion of the Preferred Shares with respect to which the determination of such sentences is being made, but shall exclude shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted Preferred Shares beneficially owned by such Holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any convertible notes or convertible preferred stock or warrants, including the Preferred Shares) beneficially owned by such Holder or any of its other Attribution Parties subject to a limitation on conversion or exercise analogous to the limitation contained in this Section. For purposes of this Section 9(i), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of determining the number of outstanding shares of Common Stock, a Holder may acquire upon the conversion of the Preferred Shares without exceeding the Maximum Percentage, such Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company's most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the SEC, as the case may be, (2) a more recent public announcement by the Company, or (3) any other written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of any Holder, the Company shall within one (1) Business Day confirm orally and in writing or by electronic mail to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Preferred Shares, by such Holder and any of its other Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. Upon delivery of a written notice to the Company, any Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to such Holder and its other Attribution Parties and not to any other holder of Preferred Shares that is not an Attribution Party. For purposes of clarity, the shares of Common Stock underlying the Preferred Shares in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act. Holder providing such written notice and not to any other Holder. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 9(i) to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 9(i) or to make changes or supplements necessary or desirable to properly give effect to such limitation.

(ii) Principal Market Regulation. The Company shall not be obligated to issue any shares of Common Stock upon conversion of Preferred Shares, and the Holders of Preferred Shares shall not have the right to receive upon conversion of Preferred Shares (x) any shares of Common Stock or (y) any compensatory payments solely in respect of the Company's failure to obtain Stockholder Approval (as defined in the Securities Purchase Agreement), if the issuance of such shares of Common Stock would exceed the aggregate number of shares of Common Stock which the Company may issue upon conversion of Preferred Shares or otherwise without breaching the Company's obligations under the rules or regulations of the Principal Market, whether or not the Common Stock is listed on the Principal Market (the "Exchange Cap"), except that such limitation shall not apply in the event that the Company obtains the approval of its stockholders as required by the applicable rules of the Principal Market for issuances of Common Stock in excess of such amount. Until such approval is obtained, no Holder of Preferred Shares shall be issued in the aggregate, upon conversion or payment, as applicable, of Preferred Shares, shares of Common Stock in an amount greater than the product of the Exchange Cap multiplied by a fraction, the numerator of which is the number of Preferred Shares issued to such Holder pursuant to the Securities Purchase Agreement on the Closing Date (as defined in the Securities Purchase Agreement) and the denominator of which is the aggregate number of all Preferred Shares issued to the Holders pursuant to the Securities Purchase Agreement on the Closing Date (with respect to each such Holder, the "Exchange Cap Allocation"). In the event that any Holder shall sell or otherwise transfer any of such Holder's Preferred Shares, the transferee shall be allocated a pro rata portion of such Holder's Exchange Cap Allocation, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation allocated to such transferee. In the event that any Holder shall convert all of such Holder's Preferred Shares into a number of shares of Common Stock which, in the aggregate, is less than such holder's Exchange Cap Allocation, then the difference between such holder's Exchange Cap Allocation and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Exchange Cap Allocations of the remaining Holders of Preferred Shares on a pro rata basis in proportion to the shares of Common Stock underlying the Preferred Shares then held by each such Holder.

(10)   Voting Rights. Each Holder shall be entitled to the whole number of votes equal to the number of shares of Common Stock into which such Holder's Preferred Shares would be convertible on the record date for the vote or consent of stockholders, but in lieu of using the Conversion Price in effect as of the record date, such votes shall calculated based on the higher of (i) the initial Conversion Price of $1.07 per share and (ii) the Closing Bid Price on the Closing Date (the "Number of Preferred Share Votes"); provided that if the Company at any time after the Subscription Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Number of Preferred Share Votes in effect immediately prior to such subdivision will be proportionately increased and if the Company at any time after the Subscription Date combines (by combination, reverse stock split, including, without limitation, the Reverse Split, or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Number of Preferred Share Votes in effect immediately prior to such combination will be proportionately decreased. Each Holder shall otherwise have voting rights and powers equal to the voting rights and powers of the Common Stock, subject to Section 9(ii) hereof and except that such Holder shall have no right to vote the Preferred Shares to approve the issuance of shares of Common Stock in excess of the Exchange Cap. Each Holder shall be entitled to receive the same prior notice of any stockholders' meeting as is provided to the holders of Common Stock in accordance with the bylaws of the Company, as well as prior notice of all stockholder actions to be taken by legally available means in lieu of a meeting, and shall vote as a class with the holders of Common Stock as if they were a single class of securities upon any matter submitted to a vote of stockholders, except those matters required by law or by the terms hereof to be submitted to a class vote of the Holders of Preferred Shares, in which case the Holders of Preferred Shares only shall vote as a separate class.

(11)   Liquidation. In the event of a Liquidation Event, the Holders shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the "Liquidation Funds"), before any amount shall be paid to the holders of any of the Capital Stock of the Company of any class junior in rank to the Preferred Shares in respect of the preferences as to distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Preferred Share equal to the Conversion Amount; provided that, if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Preferred Shares as to payments of Liquidation Funds (such stock being referred to hereinafter collectively as the "Pari Passu Stock"), if any, then each Holder and each holder of any such Pari Passu Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder as a liquidation preference, in accordance with their respective Certificate of Designations, Preferences and Rights, as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares and Pari Passu Shares. After the foregoing distributions, the Holders shall be entitled, on a pari passu basis with the holders of Common Stock and treating for the purpose thereof all of the Preferred Shares as having been converted into Common Stock pursuant to Section 2, to participate in the distribution of any remaining assets of the Company to the holders of the outstanding Common Stock. To the extent necessary, the Company shall cause such actions to be taken by any of its Subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation Event to be distributed to the Holders in accordance with this Section. All the preferential amounts to be paid to the Holders under this Section shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Company to the holders of, shares of other classes or series of preferred stock of the Company junior in rank to the Preferred Shares in connection with a Liquidation Event as to which this Section applies. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a Liquidation Event.

(12)       Covenants.

(a)   Prior to the consummation or termination of the Reverse Merger and except as permitted under the terms of the definitive documentation providing for the consummation of the Reverse Merger, the Company shall not, and shall not permit any of the Subsidiaries to, directly or indirectly incur or guarantee, assume or suffer to exist any Indebtedness, other than trade payables incurred in the ordinary course of business consistent with past practice.

(b)   Prior to the consummation or termination of the Reverse Merger and except as permitted under the terms of the definitive documentation providing for the consummation of the Reverse Merger, the Company shall not enter into, or be a party to, a Fundamental Transaction.

(c)   Prior to the consummation or termination of the Reverse Merger and except as permitted under the terms of the definitive documentation providing for the consummation of the Reverse Merger, the Company shall not (i) grant, issue or sell any Purchase Rights, (ii) declare or make any Distribution (other than the Initial Dividend) or (iii) repay any outstanding Indebtedness of the Company or any of its Subsidiaries (other than the repayment of the Outstanding Notes), and in cases of clause (ii) and (iii) only in compliance with Section 12(e).

(d)   Prior to the consummation of the Reverse Merger and except pursuant to definitive documentation on terms and conditions acceptable to the Required Holders providing for the consummation of the Reverse Merger, the Company will not, directly or indirectly, offer, sell, grant any option to purchase, or otherwise dispose of (or announce any offer, sale, grant or any option to purchase or other disposition of) any of its or its Subsidiaries' equity or equity equivalent securities, including without limitation any debt, preferred stock or other instrument or security that is, at any time during its life and under any circumstances, convertible into or exchangeable or exercisable for Common Stock or Common Stock Equivalents or (ii) be party to any solicitations, negotiations or discussions with regard to the foregoing.

(e)   The aggregate amount of the Initial Dividend and any payments to the holders of the Outstanding Notes being paid with proceeds received from the Holders in respect of the Company's issuance and sale of the Preferred Shares, shall not exceed $2,000,000.

(f)   The Company shall distribute the Initial Dividend and make the payment to the holders of the Outstanding Notes, subject to the limitation set forth in Section 12(e) above, contemporaneously with the consummation of the Reverse Merger.

(13)   Ranking. All shares of Common Stock shall be of junior rank to all Preferred Shares with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Preferred Shares. Without the prior express written consent of the Required Holders, the Company shall not hereafter authorize or issue additional or other Capital Stock that is of senior or pari-passu rank to the Preferred Shares in respect of the preferences as to distributions and payments upon a Liquidation Event. The Company shall be permitted to issue preferred stock that is junior in rank to the Preferred Shares in respect of the preferences as to dividends and other distributions, amortization and redemption payments and payments upon the liquidation, dissolution and winding up of the Company. In the event of the merger or consolidation of the Company with or into another corporation, the Preferred Shares shall maintain their relative powers, designations and preferences provided for herein and no merger shall result inconsistent therewith.

(14)   Participation. Except for the Initial Dividend as to which the Holders shall have no right, the Holders shall, as holders of Preferred Stock, be entitled to such dividends paid and distributions made to the holders of Common Stock to the same extent as if such Holders had converted the Preferred Shares into Common Stock (without regard to any limitations on conversion, including, without limitation, the Maximum Percentage (as defined in Section 9(i), if applicable) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock. Following the occurrence of a Liquidation Event and the payment in full to a Holder of its applicable liquidation preference, other than as set forth in Section 11, such Holder shall cease to have any rights hereunder to participate in any future dividends or distributions made to the holders of Common Stock. Subject to any voting or consent rights contained herein, except for the Initial Dividend, the Company shall not declare or pay any dividends on any other shares of Capital Stock whether such Capital Stock is Pari Passu Stock or junior (such stock being referred to hereinafter collectively as "Junior Stock") unless the holders of Preferred Shares then outstanding shall simultaneously receive a dividend on a pro rata basis as if the Preferred Shares had been converted into shares of Common Stock pursuant to Section 2 immediately prior to the record date for determining the stockholders eligible to receive such dividends. Notwithstanding the foregoing, to the extent that a Holder's right to participate in any such dividend or distribution pursuant to this Section 14 would result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, if applicable, then such Holder shall not be entitled to participate in such dividend or distribution to such extent (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such dividend or distribution (and beneficial ownership) to such extent) and the portion of such dividend or distribution shall be held in abeyance for such Holder until such time or times as its right thereto would not result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, at which time or times such Holder shall be granted such rights (and any rights under this Section 14 on such initial rights or on any subsequent such rights to be held similarly in abeyance) to the same extent as if there had been no such limitation.

(15)   Vote to Change the Terms of or Issue Preferred Shares. In addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Certificate of Incorporation, the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders, voting together as a single class, shall be required before the Company may: (a) amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or bylaws, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of preferred stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Preferred Shares, regardless of whether any such action shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise other than with respect to the Reverse Merger and the Reverse Split; (b) increase or decrease (other than by conversion) the authorized number of shares of Preferred Shares; (c) create or authorize (by reclassification or otherwise) any new class or series of shares that has a preference over or is on a parity with the Preferred Shares with respect to dividends or the distribution of assets on the liquidation, dissolution or winding up of the Company; (d) purchase, repurchase or redeem any shares of Common Stock (other than pursuant to equity incentive agreements with employees giving the Company the right to repurchase shares upon the termination of services at cost); (e) pay dividends or make any other distribution on the Common Stock or other Junior Stock other than the Initial Dividend; (f) amend or waive any provision of the Certificate of Designation with respect to the Preferred Shares; provided that any such amendment or waiver that complies with the foregoing but that disproportionately, materially and adversely affects the rights and obligations of any Holder relative to the comparable rights and obligations of the other Holders shall require the prior written consent of such adversely affected Holder or (g) whether or not prohibited by the terms of the Preferred Shares, circumvent a right of the Preferred Shares. Any Preferred Shares which are converted, repurchased or redeemed shall be automatically and immediately cancelled and shall not be reissued, sold or transferred.

(16)   Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Preferred Shares, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the Holder contemporaneously requests the Company to convert such Preferred Shares into Common Stock.

(17)   Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit a Holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations. The Company covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holders shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(18)   Construction. This Certificate of Designations shall be deemed to be jointly drafted by the Company and all Buyers (as defined in the Securities Purchase Agreement) and shall not be construed against any person as the drafter hereof.

(19)   Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(20)   Notice. Whenever notice or other communication is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement (provided that if the Preferred Shares are not held by a Buyer then substituting the words "holder of securities" for the word "Buyer).

(21)   Transfer of Preferred Shares. A Holder may assign some or all of the Preferred Shares and the accompanying rights hereunder held by such Holder without the consent of the Company; provided that such assignment is in compliance with applicable securities laws.

(22)   Preferred Share Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holders), a register for the Preferred Shares, in which the Company shall record the name and address of the persons in whose name the Preferred Shares have been issued, as well as the name and address of each transferee. The Company may treat the person in whose name any Preferred Share is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

(23)   Stockholder Matters. Subject to any contrary provision in the Company's Certificate of Incorporation, as amended or Bylaws, as amended, any stockholder action, approval or consent required, desired or otherwise sought by the Company pursuant to the rules and regulations of the Principal Market, the DGCL, this Certificate of Designations or otherwise with respect to the issuance of the Preferred Shares or the Common Stock issuable upon conversion thereof may be effected by written consent of the Company's stockholders or at a duly called meeting of the Company's stockholders, all in accordance with the applicable rules and regulations of the Principal Market and the DGCL. This provision is intended to comply with the applicable sections of the DGCL permitting stockholder action, approval and consent affected by written consent in lieu of a meeting.

(24)   Disclosure. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Certificate of Designations, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or any of its Subsidiaries, the Company shall within one (1) Business Day after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, nonpublic information relating to the Company or its Subsidiaries, the Company shall so indicate to the Holders contemporaneously with delivery of such notice, and in the absence of any such indication, the Holders shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries.

(25)   Certain Definitions. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

(a)        "Affiliate" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that "control" of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

(b)        "Approved Stock Plan" means any employee benefit plan which has been approved by the Board of Directors of the Company, pursuant to which the Company's securities may be issued to any employee, officer, director or consultant for services provided to the Company; provided, that the aggregate number of shares of Common Stock (together with securities convertible, exercisable or exchangeable into Common Stock) issued pursuant to an Approved Stock Plan does not exceed ten percent (10%) of the number of shares of Common Stock issued and outstanding as of the Subscription Date; provided, further, that and securities issued pursuant to an Approved Stock Plan shall be issued a price (or with a conversion price, exchange price or exercise price) equal to or greater than the then prevailing market price of the Common Stock.

(c)        "Attribution Parties" means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Issuance Date, directly or indirectly managed or advised by the Holder's investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with the Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Company's Common Stock would or could be aggregated with the Holder's and the other Attribution Parties for purposes of Section 13(d) of the Exchange Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.

(d)        "Bloomberg" means Bloomberg Financial Markets.

(e)        "Business Day" means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(f)        "Capital Stock" means: (A) in the case of a corporation, corporate stock; (B) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (C) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership or limited liability company interests; and (D) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

(g)        "Certificate of Designations" means this Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of the Company.

(h)        "Change of Control" means any Fundamental Transaction other than (A) any reorganization, recapitalization or reclassification of the Common Stock in which holders of the Company's voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company, or (C) the Reverse Merger.

(i)        "Closing Bid Price" and "Closing Sale Price" mean, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security (by trading volume for the prior 365 consecutive calendar days), the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the OTC Link or "pink sheets" by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Required Holders. If the Company and the Required Holders are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 2(c)(iii). All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction during the applicable calculation period.

(j)        "Common Stock Equivalents" means, collectively, Options and Convertible Securities.

(k)        "Contingent Obligation" means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(l)         "Conversion Amount" means the Stated Value.

(m)        "Conversion Price" means $1.07, subject to adjustment as provided herein.

(n)        "Convertible Securities" means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Common Stock.

(o)        "Eligible Market" means the Principal Market, The New York Stock Exchange, Inc., the NYSE MKT LLC, The NASDAQ Global Select Market or The NASDAQ Global Market.

(p)       "Equity Conditions" means each of the following conditions: (i) either (a) a registration statement shall be effective and available for the resale of all Registrable Securities pursuant to Rule 415 and there shall not have been any postponement or failure to maintain the effectiveness of such registration statement and the Company shall have no knowledge of any fact that would cause such registration statement not to be effective and available for the resale of all remaining Registrable Securities or (b) all Registrable Securities shall be eligible for sale without restriction or limitation pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1) (or any successor thereto) promulgated under the Securities Act and without the need for registration under any applicable federal or state securities laws and the Company shall have no knowledge of any fact that would cause the Registrable Securities not to be eligible for sale without restriction pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1) (or any successor thereto) promulgated under the Securities Act and any applicable federal or state securities laws; (ii) any applicable shares of Common Stock to be issued in connection with the event requiring determination may be issued in full, subject to any shares that must be held in abeyance due to the provisions of Section 9 hereof, and without violating the rules or regulations of the Principal Market or any other applicable Eligible Market; (iii) during the Equity Conditions Measuring Period, the Company shall not have failed to timely make any payments within five (5) Business Days of when such payment is due pursuant to any Transaction Document (as defined in the Securities Purchase Agreement); (vi) during the Equity Conditions Measuring Period, there shall not have occurred the public announcement of a pending, proposed or intended Fundamental Transaction which has not been abandoned, terminated or consummated; (v) during the Equity Conditions Measuring Period, the Company otherwise shall have been in compliance with and shall not have breached any provision, covenant, representation or warranty of any Transaction Document; and (vi) no Holder shall be in possession of any material, nonpublic information received from the Company, any Subsidiary or its respective agent or affiliates.

(q)        "Equity Conditions Failure" means that on the applicable date of determination, any of the Equity Conditions have not been satisfied (or waived in writing by the Required Holders).

(r)        "Equity Conditions Measuring Period" means the period beginning thirty (30) Trading Days prior to the applicable date of determination and ending on and including the applicable date of determination.

(s)        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

(t)        "Excluded Securities" means any Common Stock issued or issuable or deemed to be issued in accordance with Section 2(d) hereof by the Company: (A) under any Approved Stock Plan; (B) in respect of a conversion or redemption of the Preferred Shares in accordance herewith; (C) upon the exercise of the Warrants; provided that the Warrants are not amended, modified or changed on or after the Subscription Date; (D) upon conversion, exercise or exchange of any Options or Convertible Securities which are outstanding on the day immediately preceding the Subscription Date, provided that such issuance of Common Stock upon exercise of such Options or Convertible Securities is made pursuant to the terms of such Options or Convertible Securities in effect on the date immediately preceding the Subscription Date and such Options or Convertible Securities are not amended, modified or changed on or after the Subscription Date; and (E) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

(u)        "Fundamental Transaction" means (i) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, (a) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity, or (b) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its "significant subsidiaries" (as defined in Rule 1-02 of Regulation S-X) to one or more Subject Entities, or (c) make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its Common Stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (1) 50% of the outstanding shares of Common Stock, (2) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (3) such number of shares of Common Stock such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Common Stock, or (d) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby such Subject Entities, individually or in the aggregate, acquire, either (1) at least 50% of the outstanding shares of Common Stock, (2) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (3) such number of shares of Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Common Stock, or (e) reorganize, recapitalize or reclassify its Common Stock, (ii) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (a) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock, (b) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock not held by all such Subject Entities as of the date of this Certificate of Designations calculated as if any shares of Common Stock held by all such Subject Entities were not outstanding, or (c) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other stockholders of the Company to surrender their shares of Common Stock without approval of the stockholders of the Company or (iii) directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.

(v)        "GAAP" means United States generally accepted accounting principles, consistently applied.

(w)        "Group" means a "group" as that term is used in Section 13(d) of the Exchange Act and as defined in Rule 13d-5 thereunder.

(x)        "Indebtedness" of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) "capital leases" in accordance with GAAP (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.

(y)        "Initial Convertibility Date" means the date that is the earliest of (i) the date that one or more Registration Statement(s) (as defined in the Registration Rights Agreement) has been declared effective, (ii) the date as of which Conversion Shares may be sold pursuant to Rule 144 promulgated under the Securities Act and (iii) the date on which the Company obtained the approval of its stockholders for the Reverse Merger, but in no event prior to the day after the record date for holders of Common Stock to receive the Initial Dividend so long as such record date is not later than ten (10) days prior to the date of the Stockholder Meeting (as defined in the Securities Purchase Agreement).

(z)        "Initial Dividend" means that certain dividend to be distributed by the Company to its common stockholders contemporaneously with the consummation of the Reverse Merger.

(aa)     "Issuance Date" means December 17, 2013.

(bb)        "Liquidation Event" means the voluntary or involuntary liquidation, dissolution or winding up of the Company or such Subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Company and its Subsidiaries taken as a whole, in a single transaction or series of transactions, or adoption of any plan for the same.

(cc)        "Non-Public Fundamental Transaction" means any Fundamental Transaction other than one in which the Successor Entity is a publicly traded corporation whose Common Stock is quoted on or listed for trading on an Eligible Market assumes the Preferred Shares such that the Preferred Shares shall be convertible for the publicly traded Common Stock of such Successor Entity.

(dd)       "Option Value" means the value of an Option based on the Black and Scholes Option Pricing Model obtained from the "OV" function on Bloomberg determined as of (A) the Trading Day prior to the public announcement of the issuance of the applicable Option, if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of the applicable Option as of the applicable date of determination, (ii) an expected volatility equal to the 100 day volatility obtained from the HVT function on Bloomberg, (iii) the underlying price per share used in such calculation shall be the average of the Weighted Average Prices for each Trading Day during the period beginning on the day prior to the execution of definitive documentation relating to the issuance of the applicable Option and ending on (A) the Trading Day immediately following the public announcement of such issuance, if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, (iv) a zero cost of borrow, and (v) a 360 day annualization factor.

(ee)       "Options" means any rights, warrants or options to subscribe for or purchase (i) Common Stock or (ii) Convertible Securities.

(ff)        "Outstanding Notes" means that certain Contingent Note issued by the Company, dated April 1, 2009, in the original principal amount of $11,000,00 in favor of former stockholders of Cortelco Systems Holding Corp.

(gg)      "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(hh)      "Principal Market" means The NASDAQ Capital Market.

(ii)        "Redemption Prices" means, collectively, the Holder Optional Redemption Triggering Event Redemption Price, the Change of Control Redemption Price and any other redemption price set forth herein, each of the foregoing, individually, a Redemption Price.

(jj)       "Registration Rights Agreement" means the registration rights agreement, dated as of the Subscription Date, by and among the Company and the investors referred to therein, as such agreement further may be amended from time to time as provided in such agreement.

(kk)     "Required Holders" means the Holders of Preferred Shares representing at least sixty percent (60%) of the aggregate Preferred Shares then outstanding.

(ll)       "Reverse Merger" means a merger by and among the Company, a Subsidiary of the Company and Inventergy, Inc., a Delaware corporation, on terms acceptable to the Required Holders.

(mm)   "Reverse Split" means a reverse split of the Company's shares of Common Stock in a ratio between one-for-three and one-for-five effected by the Company on or before the consummation of the Reverse Merger.

(nn)    "SEC" means the Securities and Exchange Commission.

(oo)    "Securities Act" means the Securities Act of 1933, as amended.

(pp)    "Securities Purchase Agreement" means the Securities Purchase Agreement, dated as of the Subscription Date, by and among the Company and the investors referred to therein, as such agreement further may be amended from time to time as provided in such agreement.

(qq)    "Stated Value" means $1,000.

(rr)      "Subject Entity" means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.

(ss)    "Subscription Date" means December 16, 2013.

(tt)     "Subsidiaries" means any joint venture or entity in which the Company, directly or indirectly, owns a majority of the Capital Stock or an equity or similar interest or a majority of the voting power with respect thereto, including any subsidiaries, joint ventures or entities formed or acquired after the Subscription Date.

(uu)   "Successor Entity" means one or more Person or Persons formed by, resulting from or surviving any Fundamental Transaction or one or more Person or Persons with which such Fundamental Transaction shall have been entered into.

(vv)   "Trading Day" means any day on which shares of Common Stock are traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the shares of Common Stock are then traded; provided that "Trading Day" shall not include any day on which the shares of Common Stock are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the shares of Common Stock are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

(ww)      "Transaction Documents" means this Certificate of Designations, the Securities Purchase Agreement, the Registration Rights Agreement and the Warrants.

(xx)        "Weighted Average Price" means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg through its "Volume at Price" functions, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York Time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as such market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the OTC Link or "pink sheets" by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.). If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Required Holders are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 2(c)(iii) with the term "Weighted Average Price" being substituted for the term "Conversion Rate.". All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction during the applicable calculation period.

(yy)      "Warrants" means the warrants to purchase Common Stock issued in connection with the Preferred Shares on the Issuance Date.

* * * * *

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by David S. Lee, its Chairman, as of the 17th day of December, 2013.

EON COMMUNICATIONS CORPORATION

By:	/s/ David S. Lee
Name: David S. Lee
Title: Chairman

EXHIBIT I

EON COMMUNICATIONS CORPORATION

CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of eOn Communications Corporation (the "Certificate of Designations"). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series B Convertible Preferred Stock, par value $0.001 per share (the "Preferred Shares"), of eOn Communications Corporation, a Delaware corporation (the "Company"), indicated below into shares of Common Stock, par value $0.005 per share (the "Common Stock"), of the Company, as of the date specified below. By affixing its signature hereto, the undersigned agrees that the information contained herein is accurate and complete to the best of its knowledge on the date hereof. The undersigned agrees and undertakes to notify the Company until the Share Delivery Date immediately of any development it become aware of that renders the information contained herein inaccurate or incomplete.

Date of Conversion:

Number of Preferred Shares to be converted:

Stock certificate no(s). of Preferred Shares to be converted:

Tax ID Number (If applicable):

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

The undersigned represents and warrants that it is not and has not been during the preceding three months, an “affiliate” of the Company, as such term is defined by Rule 144(a). (Circle one) YES NO

The undersigned represents and warrants that it has beneficially owned the Preferred Shares and they have been paid for in full since ________________.

Please issue the Common Stock into which the Preferred Shares are being converted in the following name and to the following address:

Issue to:

Address: _________________________________________

Telephone Number: ________________________________

Facsimile Number:

Authorization:

By:

Title:

Dated:

Account Number (if electronic book entry transfer):

Transaction Code Number (if electronic book entry transfer):

[NOTE TO HOLDER — THIS FORM MUST BE SENT CONCURRENTLY TO TRANSFER AGENT]

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs [NAME OF TRANSFER AGENT] to issue the above indicated number of shares of Common Stock in accordance with the Irrevocable Transfer Agent Instructions dated December __, 2013 from the Company and acknowledged and agreed to by [NAME OF TRANSFER AGENT].

EON COMMUNICATIONS CORPORATION

By:

Name:
Title: